Exhibit 2.2

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of August 23, 2013 (this “Agreement”), is entered into by and among CRYSTAL ACQUISITION COMPANY, INC., a Delaware corporation (“Parent”), CRYSTAL MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and the Persons listed on Schedule I hereto (“Principal Stockholders”).

Concurrently with the execution and delivery of this Agreement, TMS INTERNATIONAL CORP., a Delaware corporation (the “Company”), is entering into an Agreement and Plan of Merger, in the form attached hereto as Exhibit A (the “Merger Agreement”), with Parent and Sub that provides, among other things, for the merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Merger Agreement.

As of the date hereof, each Principal Stockholder is the record owner of that number of shares of Company Common Stock set forth opposite the name of such Principal Stockholder on Schedule I hereto, which shares, collectively, represent 90.16392% of the outstanding voting power of the Company.

As a condition to the willingness of Parent and Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Principal Stockholder has agreed to enter into this Agreement.

The parties, intending to be legally bound, agree as follows:

SECTION 1. Stockholder Consent; Voting.

(a) Stockholder Consent. Each Principal Stockholder agrees, severally and not jointly, that, as soon as practicable (and in any event, prior to 5:00 p.m., New York City time, on the date immediately following the date of this Agreement), it shall execute and deliver to the Company an irrevocable written consent in the form attached as Exhibit D to the Merger Agreement evidencing such Principal Stockholder’s affirmative adoption and approval of the Merger Agreement and the transactions and agreements contemplated thereby.

(b) Voting. Subject to Section 2(f) hereof, each Principal Stockholder hereby agrees, severally and not jointly, that from and after the date hereof and until the date and time this Agreement is terminated in accordance with Section 6 (the “Termination Date”), (1) such Principal Stockholder shall not (x) call, or cause the Company to call, any special meeting of the stockholders of the Company (or any adjournment thereof) or (y) take action by written consent (other than the Stockholder Written Consent) and (2) at any meeting of the stockholders of the Company however called, or at any adjournment thereof, or in any circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, such Principal Stockholder shall (x) appear at each such meeting or otherwise cause all of its shares of Company Common Stock to be counted as present thereat for purposes of calculating a quorum and (y) refrain from voting (or authorizing any other Person to vote on its behalf) or delivering consents with respect to all of its shares of Company Common Stock with respect to:

(i) any Acquisition Proposal (other than the Merger Agreement and the Merger),

(ii) approval of any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and

(iii) any proposal, action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (2) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled.

(c) Each Principal Stockholder shall not commit or agree to take any action which it has agreed not to take in the foregoing Sections 1(a) and (1)(b).

SECTION 2. Restriction on Transfer of the Company Common Stock; Other Actions.

(a) Each Principal Stockholder agrees it will not, prior to the termination of this Agreement: (i) transfer, assign, sell, gift-over, pledge, encumber, hypothecate, exchange or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of any or all of its Company Common Stock or any right or interest therein, or consent to any of the foregoing (any such action, a “Transfer”), (ii) enter into any derivative arrangement with respect to, or create any pledge, lien, claim, security interest, proxy, voting trust or agreement, option, right (other than community property interest), or other encumbrance or restriction whatsoever on title transfer, or exercise of any rights of a Principal Stockholder in respect of such Company Common Stock (collectively, “Encumbrances”) with respect to, any or all of its Company Common Stock or any right or interest therein, in either case that would reasonably be expected to prevent or delay such Principal Stockholder’s compliance with its obligations hereunder; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iv) grant any proxy, power-of-attorney or other authorization or consent with respect to any or all of its Company Common Stock with respect to any matter that is, or that could be exercised in a manner, inconsistent with Section 1; (v) deposit any of the Company Common Stock into a voting trust, or enter into a voting agreement or arrangement with respect to any of its Company Common Stock; or (vi) enter into any Contract that would be breached by, or take any other action that would reasonably be expected to prevent or delay, such Principal Stockholder’s compliance with its obligations hereunder.

(b) Notwithstanding the foregoing, each Principal Stockholder may make Transfers of Company Common Stock to a member of the Onex Group (as defined in the

Second Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof) or employees of a member of the Onex Group or trusts or other entities formed for their benefit or the benefit of their family members (and enter into contracts, options or other agreements, arrangements or understandings with respect thereto) if and only if such transferee agrees in writing to Parent to be bound by this Agreement as a Principal Stockholder prior to or concurrently with the consummation of any such Transfer; provided that no such Transfer shall relieve the transferor of any of its obligations hereunder; provided, further, that if any transferee that is a member of the Onex Group or an employee of a member of the Onex Group ceases to be such prior to the Effective Time, such transferee shall immediately Transfer all of the applicable transferor’s shares of Company Common Stock to another member of the Onex Group.

(c) Subject to Section 2(f), from and after the date hereof until the Termination Date, each Principal Stockholder shall not, and shall not authorize its agents, advisors and other representatives to, directly or indirectly: (i) solicit from a third party or initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal (other than the Merger Agreement and the Merger); (ii) engage in, continue or otherwise participate in any discussions or negotiations with a third party concerning, or provide any non-public information regarding the Company or any of its Subsidiaries or afford access to the books or records or officers of the Company or any of its Subsidiaries to any third party that is seeking to the knowledge of such Principal Stockholder to make, could reasonably be expected to make, or has made, an Acquisition Proposal; (iii) approve, endorse, recommend or enter into any Alternative Acquisition Agreement; (iv) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (v) agree to do any of the foregoing. Notwithstanding anything to the contrary in this Agreement, to the extent the Company is permitted to take the actions set forth in Section 6.03 of the Merger Agreement with respect to an Acquisition Proposal, each Principal Stockholder and its Representatives will be free to participate in any discussions or negotiations regarding such Acquisition Proposal (including, without limitation, regarding any related stockholders’ consent or voting agreement) with the Person making such Acquisition Proposal and to otherwise take action to the extent the Company may take such action, provided that in each such case such action by such Principal Stockholder and its Representatives would be permitted to be taken by the Company pursuant to Section 6.03 of the Merger Agreement. For purposes of this Section 2(c), the Company will be deemed not to be a representative of any Principal Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, acting in their capacities as such) will be deemed not to be a representative of any such Principal Stockholder. For the avoidance of doubt, nothing in this Section 2(c) shall affect in any way the obligations of any Person (including the Company) under Section 6.03 of the Merger Agreement.

(d) Each Principal Stockholder hereby (i) waives and agrees not to exercise or assert any rights of appraisal or rights to dissent from the Merger that such Principal Stockholder may have with respect to any of its shares of Company Common Stock and (ii) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Sub, the Company or any of their respective successors, or any of their respective directors, officers, employees or Affiliates, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (B) alleging a breach of any fiduciary duty of any Person in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

(e) Each Principal Stockholder hereby consents, in its capacity as a party thereto, to the termination of (i) that certain Investor Stockholders Agreement, made as of January 25, 2007, among Metal Services Acquisition Corp., Onex Partners II LP, the stockholders listed on the signature pages to such agreement and such other stockholders as have, from time to time thereafter, become parties to such agreement, as amended from time to time thereafter and (ii) that certain Registration Agreement, made as of January 25, 2007, among Metal Services Acquisition Corp. and the Persons listed on Schedule A thereto and such other stockholders as have, from time to time thereafter, become parties to such agreement, as amended from time to time thereafter, in each case effective at the Effective Time.

(f) It is understood that Section 1 and this Section 2 limit the rights of each Principal Stockholder only to the extent that such Principal Stockholder is acting in its capacity as a stockholder of the Company. Nothing in Section 1 or this Section 2 shall be construed as preventing such Principal Stockholder, if an officer or director of the Company, from fulfilling the obligations of such office (including, subject to the limitations contained in Section 6.03 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Principal Stockholder acting solely in its capacity as an officer or director). Nothing in this Agreement, including this Section 2, shall limit or restrict any Affiliate or designee of the Principal Stockholder who serves as a member of the Board of Directors in acting in his or her capacity as a director of the Company (including, subject to the limitations contained in Section 6.03 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Affiliate or designee of the Principal Stockholder acting solely in his or her capacity as a director), it being understood that this Agreement shall apply to the Principal Stockholders solely in their capacity as stockholders of the Company and shall not apply to any such Affiliate or designee’s actions, judgments or decisions as a director, officer or representative of the Company. The restrictions and covenants of each Principal Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director, officer or representative of the Company or any of its Subsidiaries in such Person’s capacity as such a director, officer or representative, nor shall any action taken by any such director, officer or representative in his or her capacity as such be deemed a breach by a Principal Stockholder of this Agreement.

SECTION 3. Non-Solicitation; Information.

(a) From the Closing Date until the three-year anniversary thereof (the “Non-Solicit Period”), each Principal Stockholder will not, and it shall cause its controlled Affiliates not to, directly or indirectly, solicit for employment or employ any person set forth on Schedule II hereto; provided that general media advertising not targeted at employees of the Company or its Subsidiaries or the use of an independent search firm that contacts employees of the Company or its Subsidiaries (other than at the direction of any Principal Stockholder or any of its controlled Affiliates) shall not be deemed to be direct or indirect solicitations; provided, further, that, during the Non-Solicit Period, notwithstanding the foregoing proviso, in no event shall any Principal Stockholder or any of its controlled Affiliates hire any person set forth on Schedule II hereto unless such person’s employment by the Company or its applicable Subsidiary has terminated. The restrictions contained in this Section 3(a) shall not apply to the activities of any direct or indirect portfolio companies of any Principal Stockholder, so long as no such Principal Stockholder nor any of its controlled Affiliates encourages or induces such portfolio companies to take any of the actions prohibited by this Section 3(a).

(b) From and after the Closing Date, Parent shall cause the Surviving Corporation to provide to the Principal Stockholders such non-privileged information concerning the Surviving Corporation and its Subsidiaries for periods prior to the Effective Time as the Principal Stockholders may from time to time reasonably require for Tax or regulatory purposes and is reasonably available to the Surviving Corporation, subject to the Principal Stockholders entering into a customary confidentiality agreement with the Surviving Corporation.

SECTION 4. Representations and Warranties of the Principal Stockholders. Each Principal Stockholder on its own behalf hereby severally and not jointly represents and warrants to Parent and Sub as to itself only as follows:

(a) Such Principal Stockholder is the sole record owner of the shares of Company Common Stock set forth opposite such Principal Stockholder’s name on Schedule I to this Agreement and has all right to vote and deliver consents with respect to such shares. Such shares constitute all of the capital stock and any other equity securities of the Company owned of record by such Principal Stockholder on the date hereof or as to which such Principal Stockholder has the right to vote and deliver consents. Except as permitted by this Agreement, such shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by such Principal Stockholder, or by a nominee or custodian for the benefit of such Principal Stockholder, free and clear of Encumbrances (other than as created by this Agreement).

(b) Such Principal Stockholder is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of incorporation or organization, and has all requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement by such Principal Stockholder and the consummation of the transactions contemplated hereby, and compliance with the provisions of this Agreement, by such Principal Stockholder have been duly authorized by all requisite corporate, partnership, limited liability company or other entity action on the part of such Principal Stockholder, and no other corporate, partnership, limited liability company or other entity proceedings on the part of such Principal Stockholder (including any stockholder action) on the part of such Principal

Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Principal Stockholder and, assuming this Agreement has been duly authorized, executed and delivered by Parent and Sub, constitutes the legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights generally and to equitable principles (whether considered in a proceeding in equity or at law).

(d) The execution and delivery of this Agreement by such Principal Stockholder does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by such Principal Stockholder will not, (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to, or to a right of, termination, modification, cancellation or acceleration of any obligation or to the loss of any benefit under any (A) Contract to which such Principal Stockholder is party or (B) Authorization applicable to such Principal Stockholder, (ii) result in the creation of any Liens upon any of the properties or assets of such Principal Stockholder, (iii) conflict with or result in any violation of such Principal Stockholder’s Organizational Documents or (iv) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, prevent or materially and adversely affect such Principal Stockholder’s ability to perform any of its obligations under this Agreement.

(e) Such Principal Stockholder understands and acknowledges that the Company, Parent and Sub are entering into the Merger Agreement in reliance upon Principal Stockholder’s execution and delivery of this Agreement.

SECTION 5. Representations and Warranties of Parent and Sub. Parent and Sub hereby jointly and severally represent and warrant to each Principal Stockholder as follows:

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has all requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby, and compliance with the provisions of, this Agreement by each of Parent and Sub have been duly authorized by all requisite corporate action on the part of each of Parent and Sub, and no other corporate proceedings on the part of each of Parent and Sub (including any stockholder action) on the part of each of Parent and Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Parent and Sub and, assuming this Agreement has been duly authorized, executed and delivered by each other party hereto, constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights generally and to equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution, delivery and performance by Parent and Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Sub will not, (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to, or to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of any benefit under any (A) Contract to which Parent or Sub is a party, or (B) permit, concession, franchise, right or license binding upon Parent or Sub, (ii) result in the creation of any Liens upon any of the properties or assets of Parent or Sub, (iii) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Sub or (iv) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, prevent or materially and adversely affect each of Parent’s or Sub’s ability to perform any of its obligations under this Agreement.

SECTION 6. Termination.

(a) This Agreement shall terminate immediately upon the earliest to occur of the following:

(i) termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time; and

(iii) the mutual written consent of Parent and the Principal Stockholders.

(b) Upon termination of this Agreement, except in the case of liability for any willful breach by any party to this Agreement prior to termination, from which liability termination shall not relieve any such party, and except as set forth in Section 6(c), all rights and obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise.

(c) This Section 6 (Termination), Section 2(d) (Waiver of Appraisal Rights and Related Matters), Section 7 (Expenses) and Section 8 (Miscellaneous) and, in the event this Agreement is terminated pursuant to Section 6(a)(ii), Section 3 (Non-Solicitation; Information), shall survive the termination of this Agreement.

SECTION 7. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 8. Miscellaneous.

(a) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service; or (b) transmitted by telecopy or e-mail (with confirmation of transmission) confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, telecopy number, e-mail address or person as a party may designate by notice to the other parties):

To the Principal Stockholders:

Onex Corporation

161 Bay Street

P.O. Box 700

Toronto, Ontario M5J 2S1 Canada

Telecopy: 416-362-5765

Email: adaly@onex.com

Attention: General Counsel

with a copy to:

Kaye Scholer LLP

425 Park Avenue, 16th Floor

New York, NY 10022

Telecopy: 212-836-8689

Email: joel.greenberg@kayescholer.com &

derek.stoldt@kayescholer.com

Attention: Joel I. Greenberg & Derek Stoldt

To Parent and Sub:

c/o Diversified Financial Management Corp.

71 South Wacker Drive, Suite 4700

Chicago, IL 60606

Telecopy: 312-577-2599

Email: gmiller@divfin.com

Attention: Glen Miller

with a copy to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, IL 60606

Telecopy: 312-993-9767

Email: michael.pucker@lw.com,

bradley.faris@lw.com &

shaun.hartley@lw.com

Attention: Michael A. Pucker, Bradley C. Faris & Shaun D. Hartley

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original to the other parties.

(d) Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any person other than the parties hereto and thereto any legal or equitable rights or remedies except as provided in Section 6.08(e) of the Merger Agreement.

(e) Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might apply under applicable principles of conflicts of laws thereof.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN

CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (c) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(f).

(g) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void and of no effect. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance, Jurisdiction, Enforcement.

(i) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. The parties hereto acknowledge and agree that, other than following the termination of this Agreement pursuant to Sections 6(a)(i) or 6(a)(iii), each party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

(ii) Each of the parties irrevocably (i) submits itself to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any Litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated hereby or the negotiation, execution or performance hereof or thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware). Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8(i), (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(iii) Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 8(a) and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 8(a) shall be effective service of process for any Litigation in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 8(i) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k) Nature of Obligations. The obligations of the Principal Stockholders hereunder are several, not joint, whether or not so stated, and no Principal Stockholder shall have any liability or other obligation with respect to the failure of any other Principal Stockholder to perform its obligations hereunder.

(l) No Recourse. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Principal Stockholder’s failure to perform its obligations hereunder, Parent and Sub agree that no Principal Stockholder (in its capacity as a stockholder of the Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from or related to the Merger Agreement, including any breach by the Company of the Merger Agreement, and that the Company will not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Principal Stockholder’s failure to perform its obligations hereunder; provided that this clause (l) shall not in any way limit the liability of the Company under the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

CRYSTAL ACQUISITION COMPANY, INC.,
a Delaware corporation

By:	/s/ Glen Miller
Glen Miller
President

CRYSTAL MERGER SUB, INC., a Delaware corporation

By:	/s/ Glen Miller
Glen Miller
President

[Signature Page to Support Agreement]

ONEX CORPORATION

By:	/s/ Andrea A. Daly
Andrea E. Daly
Vice President, General Counsel and Secretary

By:	/s/ Donald W. Lewtas
Donald W. Lewtas
Chief Financial Officer

ONEX PARTNERS II LP
By: Onex Partners II GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Robert M. Le Blanc
Robert M. Le Blanc
Senior Managing Director

By:	/s/ Donald F. West
Donald F. West
Vice President and Secretary

1597257 ONTARIO INC.

By:	/s/ Andrea A. Daly
Andrea E. Daly
Vice President and General Counsel

By:	/s/ Donald W. Lewtas
Donald W. Lewtas
Chief Financial Officer

[Signature Page to Support Agreement]

ONEX PARTNERS II GP LP
By: Onex Partners GP Inc., its General Partner

By:	/s/ Robert M. Le Blanc
Robert M. Le Blanc
President

By:	/s/ Donald F. West
Donald F. West
Vice President

ONEX US PRINCIPALS LP
By: Onex American Holdings GP LLC, its General Partner

By:	/s/ Donald F. West
Donald F. West
Representative

TUBE CITY EI II LTD.

By:	/s/ Andrea A. Daly
Andrea E. Daly
Secretary

By:	/s/ Donald W. Lewtas
Donald W. Lewtas
Vice President

[Signature Page to Support Agreement]

Exhibit and Schedules

Schedule I- Principal Stockholders

Schedule II- Non-Solicitation Parties

Exhibit A- Agreement and Plan of Merger